Exhibit 5.1

Asa M. Henin

+1 858 550 6104

ahenin@cooley.com

November 12, 2025

ImageneBio, Inc.

12526 High Bluff Drive, Suite 345

San Diego, California 92130

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ImageneBio, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,275,506 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (a) 1,118,167 shares of Common Stock issuable pursuant to the ImageneBio, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), (b) 111,816 shares of Common Stock issuable pursuant to the ImageneBio, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), (c) 589,585 shares of Common Stock issuable pursuant to the ImageneBio, Inc. 2025 Equity Inducement Plan (together with the 2025 Plan and ESPP, the “2025 Plans”), and (d) 455,938 shares of Common Stock issuable pursuant to awards granted under the Inmagene Biopharmaceuticals 2019 Stock Incentive Plan (the “2019 Plan” and, together with the 2025 Plans, the “Plans”), which awards were assumed by the Company in connection with the merger (the “Merger”) with Inmagene Biopharmaceuticals (“Legacy Inmagene”) effected pursuant to the Agreement and Plan of Merger, dated December 23, 2024 (the “Merger Agreement”), by and among the Company, Insight Merger Sub I, Insight Merger Sub II, and Legacy Inmagene.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that Legacy Inmagene was incorporated under the laws of the Cayman Islands prior to its merger into Insight Merger Sub II in accordance with the Merger Agreement. We have assumed all matters determinable under the laws of the Cayman Islands with respect to the 2019 Plan and the Merger, including without limitation that the approval of the 2019 Plan and the Merger by the board and shareholders of Legacy Inmagene as a Cayman Islands exempted company prior to the Merger were done in accordance with the applicable governing documents of Legacy Inmagene and the laws of the Cayman Islands.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM

November 12, 2025

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Asa M. Henin
Asa M. Henin

COOLEY LLP 10265 SCIENCE CENTER DRIVE SAN DIEGO, CA 92121-1117

T: +1 858 550-6000 F: +1 858 550-6420 COOLEY.COM